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                         [DELOITTE & TOUCHE LETTERHEAD]



July 2, 2003


Securities & Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4 of Cortelco Systems Puerto Rico, Inc.'s Form 8-K dated June 30, 2003, and have the following comments:

         1. We agree with the date of June 30, 2003 as the date that the client-auditor relationship ceased as disclosed in the first paragraph; however, we have no basis on which to agree or disagree with the other statements in that paragraph.

         2.       We agree with the statements in paragraphs 2, 3, 4 and 5.

         3. We have no basis on which to agree or disagree with the statements made in the last paragraph.


Yours truly,

/s/ Deloitte & Touche LLP